Exhibit 99.1

Nordstrom Reports Third Quarter 2020 Earnings
•Earnings per share of $0.34 reflected sequential improvement in sales and profitability
•Generated positive EBIT of more than $100 million and operating cash flow of more than $150 million
•Digital sales of $1.6 billion represented 54% of business
SEATTLE, Wash. (November 24, 2020) – Nordstrom, Inc. (NYSE: JWN) today reported third quarter results, which reflected sequential improvement in sales and earnings relative to the prior quarter. The Company generated earnings before interest and taxes (EBIT) of more than $100 million, supported by improved merchandise margin trends and benefits from resetting its cost structure. Earnings per diluted share of $0.34 included an income tax benefit of $0.12 related to the CARES Act.
For the third quarter ended October 31, 2020, net sales decreased 16 percent from last year and included a positive impact of approximately 10-percentage points due to the shift of the Nordstrom Anniversary Sale from the second quarter to the third quarter this year. Digital sales of $1.6 billion accounted for 54 percent of Nordstrom’s business.
“Our ability to significantly strengthen our financial flexibility early in the pandemic was key to delivering operating profitability of more than $100 million and cash flow of more than $150 million in the third quarter,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc.
“We also unlocked new ways to better serve customers on their terms with greater convenience and connection, including expansion of our online order pickup services to nearly 350 locations across both Nordstrom and Nordstrom Racks.”
Positioning for Market Share Gains
The Company continues to scale its market strategy to increase customer engagement, drive share gains and optimize inventory efficiencies. In October, Nordstrom rolled out its market strategy to five additional markets, scaling to 10 of its top markets, which account for more than half of sales. In these markets, customers have access to up to seven times more merchandise selection with two-day delivery or next-day pickup. In addition, customers can now pick up Nordstrom.com, Nordstromrack.com and HauteLook.com orders at all Nordstrom and Nordstrom Rack stores in the U.S.
The Company is continuing to leverage digital and physical capabilities to fuel growth of Nordstrom Rack, which represents the biggest source of new customers. In October, the Company further integrated its store and online inventory, which resulted in 30,000 customer choices added to online merchandise selection, more than 10 percent of online orders picked up at Nordstrom Rack stores and approximately 25 percent of online orders fulfilled at stores.
Strong Anniversary Sale Execution
Strong customer response to Nordstrom's Anniversary Sale drove record sell-through rates, which contributed to profitability. During the event, Nordy Club loyalty customers accounted for approximately 80 percent of sales. In addition, digital sales represented 60 percent of the event with approximately one-third of Nordstrom.com units fulfilled from stores to enable faster delivery.
Positive Earnings and Cash Flow Generation
Nordstrom delivered sequential improvement in merchandise margin trends relative to the prior quarter, reflecting strong sell-through and regular price selling trends. Nordstrom also realized year-to-date cash savings of approximately $550 million, net of COVID-19 related charges, across expense, capital expenditures and working capital. This included $330 million in realized expense savings primarily from resetting its cost structure.
Third quarter operating cash flow of $155 million exceeded expectations, enabling Nordstrom to pay down an additional $300 million on its revolving line of credit. Nordstrom further strengthened its financial flexibility, ending the quarter with $1.5 billion in liquidity including approximately $900 million in cash.
“We are thankful for our team’s dedication to serving customers in new and differentiated ways,” said Pete Nordstrom, president and chief brand officer of Nordstrom, Inc. “By working with our vendor partners, we have made quick adjustments to ensure a great holiday offering for our customers. We are encouraged by the positive momentum and expect continued progress in the fourth quarter and into 2021.”

THIRD QUARTER 2020 SUMMARY
•Total Company sales decreased 16 percent, which included an approximately 10-percentage point impact from the Anniversary Sale event shift. Top performing merchandise categories included active, home, beauty and designer.
•In Nordstrom full-price business, net sales decreased 7 percent. Excluding the Anniversary Sale event shift impact, sales decreased in the mid-twenties percent range.
•In Nordstrom Rack off-price business, net sales decreased 32 percent compared with the same period in fiscal 2019.
•Digital sales of $1.6 billion represented 54 percent of total sales and increased 37 percent. Excluding the Anniversary Sale event shift impact, digital sales increased in the mid-teens percent range in the third quarter, consistent with trends in the first half of the year.
•Gross profit, as a percentage of net sales of 32.8 percent decreased 150 basis points from the same period in fiscal 2019 primarily due to the shift of the Anniversary Sale in addition to deleverage from lower sales volume. Merchandise margins exceeded Company expectations and reflected significant improvement relative to the prior quarter.
•Ending inventory decreased 27 percent from last year. Excluding the Anniversary Sale event shift impact, the decrease in inventory was in-line with the decrease in sales for the second consecutive quarter.
•Selling, general and administrative (“SG&A”) expenses, as a percentage of net sales, of 32.1 percent increased 30 basis points compared with the same period in fiscal 2019. The decrease in SG&A expense of 15 percent from the prior year exceeded Company expectations and primarily reflected continued permanent reductions in overhead costs of approximately 20 percent from last year.
•Earnings before interest and taxes of $106 million decreased from earnings before interest and taxes (“EBIT”) of $193 million during the same period in fiscal 2019 primarily due to lower sales volume, partially offset by realized expense savings.
•Income tax expense of $5 million, or 8 percent of pretax earnings, included a tax benefit of $19 million associated with the CARES Act.
•Third quarter net income of $53 million, which included an income tax benefit of $19 million associated with the CARES Act, decreased from net earnings of $126 million during the same period in fiscal 2019.
CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to provide a business update and to discuss third quarter 2020 financial results at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at http://investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13712750, until the close of business on December 1, 2020.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 357 stores in 40 states, including 100 full-line stores in the United States and Canada; 249 Nordstrom Rack stores; two clearance stores; and six Nordstrom Local service hubs. Additionally, customers are served online through Nordstrom.com, Nordstrom.ca, Nordstromrack.com, HauteLook.com and TrunkClub.com. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020 and its Form 10-Qs for the fiscal quarters ended May 2, 2020 and August 1, 2020. These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Nine Months Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net sales	$3,002	$3,566	$6,806	$10,694
Credit card revenues, net	87	106	264	293
Total revenues	3,089	3,672	7,070	10,987
Cost of sales and related buying and occupancy costs	(2,019)	(2,344)	(5,235)	(7,049)
Selling, general and administrative expenses	(964)	(1,135)	(2,912)	(3,453)
Earnings (loss) before interest and income taxes[1]	106	193	(1,077)	485
Interest expense, net	(48)	(20)	(133)	(66)
Earnings (loss) before income taxes	58	173	(1,210)	419
Income tax (expense) benefit	(5)	(47)	487	(115)
Net earnings (loss)[1]	$53	$126	$(723)	$304

Earnings (loss) per share:
Basic	$0.34	$0.81	$(4.60)	$1.96
Diluted[1]	$0.34	$0.81	$(4.60)	$1.95

Weighted-average shares outstanding:
Basic	157.5	155.2	157.0	155.1
Diluted	158.2	155.8	157.0	155.9

Percent of net sales:
Gross profit	32.8%	34.3%	23.1%	34.1%
Selling, general and administrative expenses	32.1%	31.8%	42.8%	32.3%
Earnings (loss) before interest and income taxes	3.5%	5.4%	(15.8%)	4.5%
1 COVID-19 related charges for the nine months ended October 31, 2020 reduced net earnings by $166 or $1.06 per diluted share. These charges consisted primarily of asset impairments from store closures, premium pay and benefits, and restructuring charges, which were slightly offset by credits from the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). In the third quarter of 2020, the additional tax benefit associated with the estimated loss carryback under the CARES Act increased net earnings by $19 or $0.12 per diluted share.

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	October 31, 2020	February 1, 2020	November 2, 2019
Assets
Current assets:
Cash and cash equivalents	$889	$853	$487
Accounts receivable, net	256	179	234
Merchandise inventories	1,860	1,920	2,542
Prepaid expenses and other[1]	902	278	310
Total current assets	3,907	3,230	3,573

Land, property and equipment (net of accumulated depreciation of $6,987, $6,995 and $6,884)	3,770	4,179	4,146
Operating lease right-of-use assets	1,611	1,774	1,784
Goodwill	249	249	249
Other assets	274	305	323
Total assets	$9,811	$9,737	$10,075

Liabilities and Shareholders’ Equity
Current liabilities:
Borrowings under revolving line of credit	$200	$—	$—
Accounts payable	2,053	1,576	2,148
Accrued salaries, wages and related benefits	254	510	470
Current portion of operating lease liabilities	269	244	238
Other current liabilities	1,119	1,190	1,125
Current portion of long-term debt	499	—	—
Total current liabilities	4,394	3,520	3,981

Long-term debt, net	2,767	2,676	2,679
Non-current operating lease liabilities	1,726	1,875	1,895
Other liabilities	672	687	669

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 157.7, 155.6 and 155.2 shares issued and outstanding	3,190	3,129	3,106
Accumulated deficit	(2,863)	(2,082)	(2,217)
Accumulated other comprehensive loss	(75)	(68)	(38)
Total shareholders’ equity	252	979	851
Total liabilities and shareholders’ equity	$9,811	$9,737	$10,075
1 As of October 31, 2020 prepaid expenses and other included $599 of taxes receivable primarily as a result of the CARES Act, comprised of $544 for income tax receivable and $55 for payroll tax credits.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Nine Months Ended
	October 31, 2020	November 2, 2019
Operating Activities
Net (loss) earnings	$(723)	$304
Adjustments to reconcile net (loss) earnings to net cash (used in) provided by operating activities:
Depreciation and amortization expenses and other, net	518	482
Asset impairment	137	—
Right-of-use asset amortization	126	132
Deferred income taxes, net	39	25
Stock-based compensation expense	50	55
Change in operating assets and liabilities:
Accounts receivable	(57)	31
Merchandise inventories	175	(515)
Prepaid expenses and other assets[1]	(641)	(68)
Accounts payable	409	579
Accrued salaries, wages and related benefits	(254)	(109)
Other current liabilities	(72)	(175)
Lease liabilities	(163)	(191)
Other liabilities	20	19
Net cash (used in) provided by operating activities	(436)	569

Investing Activities
Capital expenditures	(311)	(741)
Other, net	20	24
Net cash used in investing activities	(291)	(717)

Financing Activities
Proceeds from revolving line of credit	800	—
Payments on revolving line of credit	(600)	—
Proceeds from long-term borrowings	600	—
Increase in cash book overdrafts	39	58
Cash dividends paid	(58)	(172)
Payments for repurchase of common stock	—	(210)
Proceeds from issuances under stock compensation plans	16	19
Tax withholding on share-based awards	(8)	(17)
Other, net	(16)	—
Net cash provided by (used in) financing activities	773	(322)

Effect of exchange rate changes on cash and cash equivalents	(10)	—
Net increase (decrease) in cash and cash equivalents	36	(470)
Cash and cash equivalents at beginning of period	853	957
Cash and cash equivalents at end of period	$889	$487
1 Prepaid expenses and other assets for the nine months ended October 31, 2020 included $599 of taxes receivable primarily as a result of the CARES Act, comprised of $544 for income tax receivable and $55 for payroll tax credits.

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
Our Full-Price business includes Nordstrom U.S. full-line stores, Nordstrom.com, Canada, Nordstrom Local, Trunk Club and, prior to the second quarter of 2020, Jeffrey. Our Off-Price business includes Nordstrom U.S. Rack stores, Nordstromrack.com, HauteLook.com and Last Chance clearance stores. The following table summarizes net sales for the quarter and nine months ended October 31, 2020, compared with the quarter and nine months ended November 2, 2019:

	Quarter Ended		Nine Months Ended
	October 31, 2020	November 2, 2019	October 31, 2020	November 2, 2019
Net sales by business:
Full-Price	$2,120	$2,270	$4,543	$6,928
Off-Price	882	1,296	2,263	3,766
Total net sales	$3,002	$3,566	$6,806	$10,694

Net sales decrease by business:
Full-Price	(6.6%)	(4.1%)	(34.4%)	(5.3%)
Off-Price	(32.0%)	1.2%	(39.9%)	(0.4%)
Total Company	(15.8%)	(2.2%)	(36.4%)	(3.6%)

Digital sales as % of total net sales[1]	54%	34%	56%	32%
1 Digital sales may be self-guided by the customer, as in a traditional online order, or facilitated by a salesperson using a virtual styling or selling tool, such as Trunk Club or Style Board, and include our sales return reserve. Online orders may also be picked up in our Nordstrom full-line stores, Nordstrom Rack stores or Nordstrom Local service hubs. The increase in digital sales penetration for the quarter and nine months ended October 31, 2020, compared with the quarter and nine months ended November 2, 2019, was driven primarily by changes in customer shopping behavior related to the impacts of COVID-19.

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. In addition, we have incorporated it in our executive incentive measures and we believe it is an important indicator of shareholders’ return over the long term.
For 2019, income statement activity for adjusted net operating profit and balance sheet amounts for average invested capital are comprised of three quarters of activity under the new lease standard (“Lease Standard”) for 2019, and the fourth quarter of 2018 under the previous lease standard. Under the previous lease standard, we estimated the value of our operating leases as if they met the criteria for capital leases or we had purchased the properties. This provided additional supplemental information that estimated the investment in our operating leases. Estimated depreciation on capitalized operating leases and average estimated asset base of capitalized operating leases are not calculated in accordance with, nor an alternative for, generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitution for our results as reported under GAAP.
Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of calculating non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following is a reconciliation of return on assets to Adjusted ROIC:

	Four Quarters Ended
	October 31, 2020	November 2, 2019
Net (loss) earnings	$(530)	$551
Add: income tax (benefit) expense	(417)	178
Add: interest expense	176	101
(Loss) earnings before interest and income tax expense	(771)	830

Add: operating lease interest[1]	97	76
Add: rent expense, net	—	66
Less: estimated depreciation on capitalized operating leases[2]	—	(35)
Adjusted net operating (loss) profit	(674)	937

Less: estimated income tax benefit (expense)	297	(228)
Adjusted net operating (loss) profit after tax	$(377)	$709

Average total assets	$9,825	$9,403
Add: average estimated asset base of capitalized operating leases[2]	—	502
Less: average deferred property incentives and deferred rent liability	—	(150)
Less: average deferred property incentives in excess of ROU assets[3]	(287)	(232)
Less: average non-interest-bearing current liabilities	(3,215)	(3,563)
Average invested capital	$6,323	$5,960

Return on assets[4]	(5.4%)	5.9%
Adjusted ROIC[4]	(6.0%)	11.9%
1 As a result of the adoption of the Lease Standard, we add back the operating lease interest to reflect how we manage our business. Operating lease interest is a component of operating lease cost recorded in occupancy costs and is calculated in accordance with the Lease Standard.
2 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating under the previous lease standard if they had met the criteria for a finance lease or we had purchased the property. The asset base for each quarter is calculated as the trailing four quarters of rent expense multiplied by eight, a commonly used method to estimate the asset base we would record for our capitalized operating leases.
3 For leases with property incentives that exceed the operating lease right-of-use assets (“ROU assets”), we reclassify the amount from assets to other current liabilities and other liabilities. As a result of the adoption of the Lease Standard, we reduce average total assets, as this better reflects how we manage our business.
4 Integration charges, primarily related to Trunk Club, of $32 in the fourth quarter of 2019, were primarily non-cash related and negatively impacted return on assets by approximately 30 basis points and Adjusted ROIC by approximately 30 basis points for the four quarters ended October 31, 2020. COVID-19 related charges for the four quarters ended October 31, 2020 negatively impacted return on assets by approximately 170 basis points and Adjusted ROIC by approximately 270 basis points for the four quarters ended October 31, 2020.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures and, when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of calculating non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash (used in) provided by operating activities. The following is a reconciliation of net cash (used in) provided by operating activities to Free Cash Flow:

	Nine Months Ended
	October 31, 2020	November 2, 2019
Net cash (used in) provided by operating activities	$(436)	$569
Less: capital expenditures	(311)	(741)
Add: change in cash book overdrafts	39	58
Free Cash Flow	$(708)	$(114)

NORDSTROM, INC.
ADJUSTED EBITDA and ADJUSTED EBITDAR (NON-GAAP FINANCIAL MEASURES)
(unaudited; amounts in millions)
Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is one of our key financial metrics to reflect our view of cash flow from net earnings. Adjusted EBITDA excludes significant items which are non-operating in nature in order to evaluate our core operating performance against prior periods. The financial measure calculated under GAAP which is most directly comparable to Adjusted EBITDA is net earnings.
Adjusted earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is also one of our key financial metrics as it is used to measure compliance with one of our secured revolving credit facility (“Revolver”) covenants for the third quarter of 2020. Starting in the fourth quarter of 2020, EBITDAR will be used as an input in the Fixed Charge Coverage Ratio covenant. Adjusted EBITDAR reflects the items in Adjusted EBITDA, excludes rent expense as defined by the Revolver, and captures other differences between the contractual requirements in the Revolver and Adjusted EBITDA, including the inclusion or exclusion of certain non-cash charges. The financial measure calculated under GAAP which is most directly comparable to Adjusted EBITDAR is net earnings.
Adjusted EBITDA and Adjusted EBITDAR are not measures of financial performance under GAAP and should be considered in addition to, and not as a substitute for net earnings, overall change in cash or liquidity of the business as a whole. Our method of calculating non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of net earnings to Adjusted EBITDA and Adjusted EBITDAR:

	Nine Months Ended
	October 31, 2020	November 2, 2019
Net earnings (loss)	$(723)	$304
Add: income tax (benefit) expense	(487)	115
Add: interest expense, net	133	66
Earnings (loss) before interest and income taxes	(1,077)	485

Add: depreciation and amortization expenses	505	486
Less: amortization of developer reimbursements	(65)	(56)
Add: asset impairments	137	—
Adjusted EBITDA[1]	$(500)	$915

Add: rent expense[2]	236	248
Add: other Revolver covenant adjustments[3]	3	6
Adjusted EBITDAR[1]	$(261)	$1,169
1 Adjusted EBITDA and Adjusted EBITDAR for the nine months ended October 31, 2020 included $166 for restructuring charges, COVID-19 premium pay and benefits and payroll tax credits from economic stimulus measures, including the CARES Act.
2 Rent expense, exclusive of amortization of developer reimbursements, is added back for consistency with our debt covenant calculation requirements, and is calculated under the previous lease standard.
3 Other adjusting items to reconcile Adjusted EBITDA to Adjusted EBITDAR as defined by our Revolver covenant include interest income, and certain non-cash charges where relevant.

INVESTOR CONTACT:	Trina Schurman
Nordstrom, Inc.
Invrelations@Nordstrom.com

MEDIA CONTACT:	Jennifer Tice Walker
Nordstrom, Inc.
NordstromPR@Nordstrom.com